Exhibit 10.1

March 11, 2011

Jim Judson

Dear Jim:
We are pleased to offer you a position with Extreme Networks (the “Company”) as Interim Vice President, Chief Financial Officer (“Interim CFO”), reporting to Oscar Rodriguez. Should you decide to join us, you will receive a semi-monthly salary of $14,583.33 (which would equal $350,000 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company's normal payroll procedures.
The term of your employment will be up to six months. You will be eligible to participate in the Executive Incentive Plan (“EIP”) with an annual target of 60% of your annual base salary. This annual target amount will be pro-rated by your amount of time as a regular employee in your first fiscal year of participation in the plan (FY11). The pro-rata EIP target bonus will be paid to you only if the Company meets established performance objectives tied to Revenue and Operating Profit performance (the “EIP Goals”).You will be eligible for total payout under the EIP of up to 150% of your Fiscal 2011 base salary if the Company exceeds the EIP Goals by amounts specified under the EIP. The Company retains the right to change or amend the EIP at any time. The payment to you under the EIP will be made in restricted stock (the “Restricted Stock”). The number of shares of Restricted Stock issued will have a value equal to 150% of your target EIP payout as of the opening price on the first trading day of FY11, and all or a portion of those shares will vest based upon achievement against the EIP Goals, with the vesting date for the Restricted Stock, if any, to be August 15, 2011.

As a Company employee, you are also eligible to receive certain employee benefits including stock options. Subject to the approval of the Board or the Compensation Committee, we are pleased to offer you a one-time option to acquire 100,000 (one hundred thousand) shares of common stock (the “Options”). Generally, grants are reviewed for approval once a quarter, and are awarded at an exercise price equal to the closing price of the Company's common stock on the second business day after we publicly announce our financial results for the quarter. One half (1/2) of these shares will vest 6 months from your first date of employment, provided that you are still employed by the Company at that time, or earlier if the Company terminates you for any reason other than for cause. The remaining shares will vest one year from your date of hire, provided you are hired as the permanent Chief Financial Officer and employed by the Company as such at that time. All vesting and rights to exercise under any Options offered hereunder will also be subject to your continued employment with the Company at the time of vesting.

All vesting under any Option or Restricted Stock grants offered hereunder will be subject to your continued service with the Company at the time of vesting. You may exercise any Options no later than the ninetieth day following the cessation of your service to the Company. Your Option grant and any Restricted Stock grant are each further conditioned on your execution of the Company's standard form of employee stock option and restricted stock agreement, respectively, and will be governed by and subject to the terms of those agreements.
You will not be eligible for participation in the Company's Change in Control Severance Plan nor will you be entitled to any severance payment at the end of the six-month term. In addition to the foregoing benefits, you will be eligible to participate in various other Company benefit plans, including its group health, short-term disability, long-term disability, and life insurance plans, as well as its 401(k) and employee stock purchase plans. Your participation in the Company's benefit plans will be subject to the terms and conditions of the specific benefit plans. As a Vice President of the Company, you are not eligible to participate in the Company's Flexible Time Off (“FTO”) program, and you will not accrue any FTO hours. You will, however, be eligible to take paid time off from time-to-time as reasonably necessary for vacation, sick time, or other personal purposes, subject to the needs of your position and the approval of your manager.
If you choose to accept this offer, your employment with the Company will be voluntarily entered into. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.
You agree to terminate any other consulting or similar engagement you may now have. Unless otherwise determined by the Board.
In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA's then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.
This offer is contingent upon the completion of a customary background check with the results being satisfactory to the Company, your signing the enclosed Employee Inventions and Proprietary Rights Assignment Agreement, and upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring this documentation, such as a passport or driver's license and an original social security card, to your Employee Orientation. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return to Human Resources at Extreme Networks at 3585 Monroe Street, Santa Clara, CA 95051. A duplicate original is in enclosed for your records. This offer of employment, if not accepted, will expire in 2 business days. Based on our discussions, it is anticipated that you will begin employment no later than March 14, 2011.
All new employees receive a benefits package from the HR Department. If you have any benefit related questions, please contact Lori Stahl.
This agreement, along with any agreements referenced above, constitute the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company. This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company; provided, however, that the Company may, in its sole discretion, elect to modify your title, compensation, duties, or benefits without any further agreement from you.
Jim, we look forward to welcoming you to Extreme Networks and we believe you will make an important contribution to the company, in what should be a rich and rewarding experience. If you have any questions, please feel free to contact Oscar Rodriguez or myself.
Sincerely,

/s/ Vicki Beumeler
EXTREME NETWORKS INC. Vicki Beumeler Human Resources

I agree to and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ Jim Judson	March 12, 2011
Jim Judson	Date